Exhibit 99.2

AUDITORS' REPORT

To the Shareholders of Zarlink Semiconductor Inc.:

We have audited the consolidated balance sheets of Zarlink Semiconductor Inc. as at March 28, 2003 and March 29, 2002 and the consolidated statements of shareholders' equity, loss and cash flows for each of the years in the three-year period ended March 28, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 28, 2003 and March 29, 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended March 28, 2003, in accordance with Canadian generally accepted accounting principles.

On April 30, 2003, we reported separately to the shareholders of Zarlink Semiconductor Inc. on financial statements for the same periods, prepared in accordance with United States generally accepted accounting principles.

Ottawa, Canada                                                 Ernst & Young LLP
April 30, 2003                                             Chartered Accountants

                           Zarlink Semiconductor Inc.
                     (incorporated under the laws of Canada)
                           CONSOLIDATED BALANCE SHEETS
                     (in millions of U.S. dollars, CDN GAAP)

                                                           March 28,   March 29,
                                                              2003       2002
                                                           --------------------
ASSETS
Current assets:
 Cash and cash equivalents                                 $   23.5    $   75.6
 Short-term investments                                        89.5        78.8
 Restricted cash                                                6.2         -
 Trade accounts receivable - net                               20.3        24.2
 Other receivables                                              4.2         5.5
 Inventories                                                   24.0        33.0
 Future income tax assets                                       1.0         4.0
 Prepaid expenses and other                                     7.4        13.9
                                                           --------------------
                                                              176.1       235.0
Fixed assets - net                                             58.4        63.5
Long-term receivables                                          31.8        29.7
Long-term investments                                           -          14.1
Other assets                                                    4.5         2.7
                                                           --------------------
                                                           $  270.8    $  345.0
                                                           ====================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Trade accounts payable                                    $   10.1    $   14.6
 Employee-related accruals                                     15.5        11.7
 Income and other taxes payable                                13.0         5.9
 Provisions for exit activities                                 4.2        19.8
 Other accrued liabilities                                     12.6        17.7
 Deferred credits                                               1.1         2.0
 Current portion of long-term debt                              0.6         2.1
                                                           --------------------
                                                               57.1        73.8
Long-term debt                                                  0.2         0.7
Pension liabilities                                            14.3        14.9
Future income tax liabilities                                   7.4         8.3
                                                           --------------------
                                                               79.0        97.7
                                                           --------------------
Commitments and contingencies (Notes 10, 12 and 13)

Shareholders' equity:
 Preferred shares,  unlimited shares  authorized;
   1,451,600 shares issued and outstanding
   (March 29, 2002 - 1,558,700)                                20.9        22.6
 Common shares,  unlimited shares authorized;
   no par value; 127,265,316 shares issued and
   outstanding (March 29, 2002 - 127,082,123)                 407.8       407.1
 Contributed surplus                                            5.8         5.8
 Deficit                                                     (256.3)     (189.1)
 Translation account                                           13.6         0.9
                                                              191.8       247.3
                                                              191.8       247.3
                                                           --------------------
                                                           $  270.8    $  345.0
                                                           ====================
On behalf of the Board:
Dr. Henry Simon, Director                          Patrick J. Brockett, Director

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (in millions of U.S. dollars, CDN GAAP)


                                      Common Shares
                                  ----------------------
                                  Number of      Paid in                                Retained                    Total
                                    Shares       Capital    Preferred   Contributed     Earnings     Translation Shareholders'
                                  (millions)      Amount      Shares      Surplus       (Deficit)      Account      Equity
-------------------------------------------------------------------------------------------------------------------------------

Balance, March 31, 2000               114.0    $  206.3    $     23.4     $   5.8      $    169.0     $  (2.2)   $    402.3
Net loss                                                                                   (200.8)                   (200.8)
Change in accounting policy
  for income taxes                                                                           (3.0)                     (3.0)
Issuance of common stock for
  acquisitions                         11.0       190.4                                                               190.4
Issuance of common stock under
  stock benefit plans                   1.1         5.6                                                                 5.6
Redemption of preferred shares                                   (0.2)                                                 (0.2)
Preferred share dividends                                                                    (2.0)                     (2.0)
Exchange rate movement                                                                                    7.3           7.3
Reduction of net investments
  in subsidiaries                                                                                        (2.2)         (2.2)
                                 ------------------------------------------------------------------------------------------
Balance, March 30, 2001               126.1       402.3          23.2         5.8           (36.8)        2.9         397.4
Net loss                                                                                   (150.3)                   (150.3)
Issuance of common stock under
  stock benefit plans                   1.0         4.8                                                                 4.8
Common share issue costs                                                                     (0.1)                     (0.1)
Redemption of preferred shares                                   (0.6)                                                 (0.6)
Preferred share dividends                                                                    (1.9)                     (1.9)
Exchange rate movement                                                                                   (1.8)         (1.8)
Reduction of net investments
  in subsidiaries                                                                                        (0.2)         (0.2)
                                 ------------------------------------------------------------------------------------------
Balance, March 29, 2002               127.1       407.1          22.6         5.8          (189.1)        0.9         247.3
Net loss                                                                                    (65.2)                    (65.2)
Issuance of common stock under
  stock benefit plans                   0.2         0.7                                                                 0.7
Redemption of preferred shares                                   (1.7)                                                 (1.7)
Preferred share dividends                                                                    (2.0)                     (2.0)
Exchange rate movement                                                                                   12.9          12.9
Reduction of net investments
  in subsidiaries                                                                                        (0.2)         (0.2)
                                 ------------------------------------------------------------------------------------------
Balance, March 28, 2003               127.3    $  407.8    $     20.9     $   5.8      $   (256.3)    $  13.6    $    191.8
                                 ==========================================================================================

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                         CONSOLIDATED STATEMENTS OF LOSS
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)


                                                                                    Years Ended
                                                                         ---------------------------------
                                                                         March 28,    March 29,   March 30,
                                                                            2003        2002        2001
                                                                         ---------------------------------
Revenue                                                                  $  193.8    $  219.4     $  426.9

Cost of revenue                                                             104.2       159.6        214.7
                                                                         ---------------------------------
Gross margin                                                                 89.6        59.8        212.2
                                                                         ---------------------------------
Expenses:
Research and development                                                     88.8        82.4         85.9
Selling and administrative                                                   50.5        55.2         79.5
Loss (recovery) on sale of business - net                                    (2.5)       10.0          -
Special charges                                                               -          40.4        185.1
Amortization of acquired intangibles                                          -          24.5         59.9
                                                                         ---------------------------------
                                                                            136.8       212.5        410.4
                                                                         ---------------------------------
Operating loss from continuing operations                                   (47.2)     (152.7)      (198.2)

Other income (expense) - net                                                (16.7)        0.4          8.5
Interest expense                                                             (1.0)       (0.9)       (10.7)
Debt issue costs                                                              -           -           (7.7)
                                                                         ---------------------------------
Loss from continuing operations before income taxes                         (64.9)     (153.2)      (208.1)

Income tax expense (recovery)                                                 2.7        (2.9)         1.2
                                                                         ---------------------------------
Net loss from continuing operations                                         (67.6)     (150.3)      (209.3)

Discontinued operations - net of tax                                          2.4         -            8.5
                                                                         ---------------------------------

Net loss                                                                 $  (65.2)   $ (150.3)    $ (200.8)
                                                                         =================================

Net loss attributable to common shareholders
  after preferred share dividends                                        $  (67.2)   $ (152.2)    $ (202.8)
                                                                         =================================

Net loss per common share:
Net loss per common share from continuing operations:
Basic and diluted                                                        $ (0.55)    $ (1.21)     $ (1.74)
                                                                         =================================
Net loss per common share:
Basic and diluted                                                        $ (0.53)    $ (1.21)     $ (1.67)
                                                                         =================================
Weighted average number of common shares outstanding (millions)
Basic                                                                       127.1       125.6        121.1
                                                                         =================================

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (in millions of U.S. dollars, CDN GAAP)


                                                                              Years ended
                                                                  ---------------------------------
                                                                  March 28,   March 29,    March 30,
                                                                     2003       2002         2001
                                                                  ---------------------------------
CASH PROVIDED BY (USED IN)

Operating activities:
 Net loss                                                         $  (65.2)   $ (150.3)    $ (200.8)
 Amortization of fixed and other assets                               18.4        53.5        133.6
 Future income taxes                                                   2.4        (3.4)         1.3
 Other non-cash changes in operating activities                       17.8        56.4        136.2
 Decrease (increase) in working capital:
  Trade accounts and other receivables                                 8.8        22.6         51.9
  Inventories                                                         12.0        20.3        (16.0)
  Trade accounts payable and other accrued liabilities               (17.1)      (22.3)       (18.8)
  Deferred credits                                                    (1.4)       (1.3)        (4.4)
  Prepaid expenses and other                                          (0.4)        0.4         (0.2)
                                                                  ---------------------------------
Total                                                                (24.7)      (24.1)        82.8
                                                                  ---------------------------------
Investing activities:
 Purchased short-term investments                                   (252.7)     (108.1)       (45.5)
 Matured short-term investments                                      243.8        27.8         71.8
 Expenditures for fixed and other assets                              (8.1)      (30.7)       (69.7)
 Proceeds from disposal of fixed and other assets                      0.4        33.4          1.0
 Proceeds from sale of long-term investments                           4.2         -            -
 Increase in long-term investments                                    (0.4)       (2.0)        (4.9)
 Proceeds from repayment of note receivable                            -           4.4          -
 Acquisitions, net of cash acquired                                    -           -            6.5
 Proceeds from sale of discontinued operations - net                   -           1.3        183.3
                                                                  ---------------------------------
Total                                                                (12.8)      (73.9)       142.5
                                                                  ---------------------------------
Financing activities:
 Repayment of long-term debt                                           -          (2.7)      (126.7)
 Repayment of capital lease liabilities                               (2.0)       (5.2)       (46.5)
 Pension plan settlement                                              (8.0)        -            -
 Hypothecation of cash under letters of credit                        (6.2)        -            -
 Payment of dividends on preferred shares                             (1.5)       (1.9)        (2.0)
 Issue of common shares                                                0.7         4.9          5.6
 Repurchase of preferred shares                                       (1.6)       (0.7)        (0.3)
                                                                  ---------------------------------
Total                                                                (18.6)       (5.6)      (169.9)
                                                                  ---------------------------------
Effect of currency translation on cash and cash equivalents            4.0        (0.5)         0.5
                                                                  ---------------------------------
Increase (decrease) in cash and cash equivalents                     (52.1)     (104.1)        55.9

Cash and cash equivalents, beginning of year                          75.6       179.7        123.8
                                                                  ---------------------------------

Cash and cash equivalents, end of year                            $   23.5    $   75.6     $  179.7
                                                                  =================================

        (See accompanying notes to the consolidated financial statements)

                           ZARLINK SEMICONDUCTOR INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

1.   NATURE OF OPERATIONS

     Zarlink is an international semiconductor product supplier. The Company's principal business activities comprise the manufacture and distribution of microelectronic components for the communications industry. The principal markets for the Company's products are the Asia/Pacific region, Europe, the United States, and Canada.

2.   ACCOUNTING POLICIES

     These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles (GAAP).

     The preparation of financial statements in conformity with Canadian GAAP principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates and such differences may be material.

     (A)  FISCAL YEAR END

     The Company's fiscal year end is the last Friday in March. Normally this results in a fifty-two week year with four thirteen-week quarters.

     (B) BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiary companies. Investments in associated companies in which the Company has significant influence are accounted for by the equity method. Investments in companies the Company does not control or over which it does not exercise significant influence are accounted for using the cost method. All significant intercompany balances have been eliminated on consolidation.

     (C) CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash equivalents approximates the amounts shown in the financial statements. Short-term investments comprise highly liquid debt instruments that are held to maturity with terms of usually not greater than one year. Short-term investments are carried at amortized cost, which approximates their fair value.

     (D) RESTRICTED CASH

     Restricted cash consists of cash and cash equivalents pledged with a bank as collateral for various letters of credit, as required under the terms of the Company's revolving global credit facility.

     (E) INVENTORIES

     Inventories are valued at the lower of average cost and net realizable value for work-in-process and finished goods, and lower of average cost and current replacement cost for raw materials. The cost of inventories includes material, labor and manufacturing overhead.

     (F) FIXED AND ACQUIRED INTANGIBLE ASSETS

     Fixed assets are initially recorded at cost, net of related research and development and other government assistance. Goodwill is initially recorded at the excess of the Company's cost over the amount of the fair value of the net identifiable assets acquired in a business combination. The Company evaluates the realizability of these assets based upon the fair value as estimated by reference to undiscounted expected future cash flows of the related assets. When management performs future assessments of these long-lived assets in the coming

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     quarters, a decline in the realizability of these assets below carrying value may require the Company to recognize an impairment on the carrying value of its fixed assets and that amount could be material.

     Amortization is provided on the bases and at the rates set out below:

     Assets                                     Basis                    Rate
     ---------------------------------------------------------------------------
     Buildings                                  Straight-line          2 - 4  %
     Equipment                                  Declining balance    20 - 30  %
                                                Straight-line        10 - 33.3%
     Leasehold improvements                     Straight-line             10  %
     Goodwill and other acquired intangibles    Straight-line             50  %
     Patents and trademarks                     Straight-line             20  %

     (G) INVESTMENTS IN PRIVATE COMPANIES

     Investments in non-publicly traded companies in which the Company has less than 20% of the voting rights and in which it does not exercise significant influence are evaluated on a periodic basis for possible impairment. Appropriate reductions in carrying values are made when necessary. These investments are included in long-term investments on the Company's balance sheet and are carried at cost, net of write-downs for impairment.

     (H) FOREIGN CURRENCY TRANSLATION

     The Company uses the current rate method of foreign currency translation to translate the accounts of its foreign subsidiaries. The resulting unrealized gains or losses are deferred and included in shareholders' equity until there is a reduction in the net investment in a foreign operation.

     Historical amounts, including the results of operations to September 28, 2001, were translated using the translation method of convenience on adoption of the United States dollar as the Company's reporting currency in the third quarter ended December 28, 2001.

     (I) DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into forward and option contracts intended to hedge its estimated net foreign currency cash requirements, and certain significant transactions, generally over the ensuing twelve months. The Company does not hold or issue financial instruments for trading or speculative purposes.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

     All forward and option contracts are marked to market and the resulting gains and losses are deferred and included in the measurement of the related transactions when they occur. Premiums paid with respect to option contracts are deferred and charged to net earnings over the contract period.

     Realized and unrealized gains or losses associated with derivative instruments, which have been terminated or cease to be effective prior to maturity, are deferred under other current, or non-current, assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in income.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     (J) REVENUE RECOGNITION

     Continuing operations

     Revenue from the sale of products is recognized at the time goods are shipped to customers. The Company's semiconductor products are primarily non-commodity, specialized products that are proprietary in design and used by multiple customers. Customer acceptance provisions for performance requirements are generally based on seller-specified criteria, and are demonstrated prior to shipment.

     The Company accrues for distributor stock rotations and other allowances as a reduction of revenue at the time of shipment based on the Company's experience. The Company's accounting policies for revenue recognition comply with the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB 101).

     Discontinued operations

     Revenue from the sale of products was recognized at the time goods were shipped to customers. Revenue from the sale of communications systems including integration and installation services was recognized on a percentage of completion basis. Revenue from service was recognized at the time services were rendered. Billings in advance of services were included in deferred revenue. Estimated warranty costs associated with these revenues were provided for at the time of the sale.

     (K) INCOME TAXES

     Income taxes are accounted for using the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes that are more likely than not to be realized. Future income tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Future income tax assets are recognized only to the extent, in the opinion of management, it is more likely than not that the future income tax assets will be realized.

     Investment tax credits (ITC) are taken into income on the same basis as the related expenditures are charged to income or applied against acquired fixed assets, as applicable, provided the Company expects the credits to be realized. Management periodically reviews the reasonable assurance of realizing the ITC carryforward and timing difference benefits in the determination of their accounting recognition. Such review may result in the recording of the accounting benefit for these timing differences and ITC carryforwards, as the circumstances warrant, and the recognition of loss carryforwards, as realized.

     (L) RESEARCH AND DEVELOPMENT COSTS

     Research costs are charged to earnings in the periods in which they are incurred. The Company interprets the criteria for deferral of development costs on a very stringent basis under which few, if any, costs qualify for deferment. In the three years ended March 28, 2003, all development costs, except acquired intangibles purchased in a business combination, were expensed as incurred.

     (M) EMPLOYEE FUTURE BENEFITS

     Defined benefit pension expense, based on management's assumptions, consist of actuarially computed costs of pension benefits in respect of the current year's service; imputed interest on plan assets and pension obligation; and straight-line amortization of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

     The costs of retirement benefits, other than pensions, and certain post-employment benefits are recognized over the period in which the employees render services in return for those benefits. Other post-employment benefits are recognized when the event triggering the obligation occurs.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     (N) CHANGE IN ACCOUNTING POLICIES

     In June 2001, the Canadian Institute of Chartered Accountants (CICA) issued new CICA Handbook sections 1581, "Business Combinations" (Section 1581) and 3062, "Goodwill and Other Intangible Assets" (Section 3062). Section 1581 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting and addresses the initial recognition and measurement of assets acquired, including goodwill and other intangibles, and liabilities assumed in a business combination. The Company adopted Section 1581 on a prospective basis at the beginning of Fiscal 2003. The adoption of Section 1581 did not have a material effect on the Company's financial statements, but will impact the accounting treatment of future acquisitions.

     Section 3062 addresses the initial recognition and measurement of intangible assets subsequent to their acquisition. Section 3062 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested at least annually for impairment. The Company adopted Section 3062 on a prospective basis at the beginning of Fiscal
     2003. As at the beginning of Fiscal 2003, the Company did not have any goodwill or intangible assets with indefinite lives recorded on the balance sheet. Accordingly, no transition impairment charge is necessary to be recognized under Section 3062, nor was there a material impact on the Company's financial statements on adoption of the new rules. The impact of Sections 1581 and 3062 on net loss and net loss per common share if the standards had been in effect for the comparative prior periods is as follows:

                                            2003          2002          2001
                                          --------     ----------     ---------
     Net loss, as reported                $ (65.2)     $  (150.3)     $  (202.8)
     Adjustments:
       Amortization of goodwill               --              5.1          46.5
       Impairment of goodwill                 --             --           (46.5)
                                          --------     ----------     ---------
                                          $ (65.2)     $  (145.2)     $  (202.8)
                                          ========     ==========     =========
     Basic and diluted net loss per
        common share, as reported
                                          $ (0.53)     $   (1.21)     $  (1.67)
                                          ========     ==========     =========
     Basic and diluted net loss per
        common share, adjusted            $ (0.53)     $   (1.17)     $  (1.67)
                                          ========     ==========     =========

     In November 2001, the CICA issued CICA Handbook Section 3870, Stock-Based Compensation and Other Stock-Based Payments (Section 3870). Section 3870 establishes standards for the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. It applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stock, stock options, or other equity instruments or incurs liabilities based on the price of common stock or other equity instruments. Section 3870 outlines a fair value based method of accounting for certain stock-based transactions, effective January 1, 2002 and applied to awards granted on or after that date. As permitted by Section 3870, the Company did not adopt the provisions in respect of the fair value method of accounting for all of its employee stock-based compensation and was not affected by the requirements to account for the fair value of certain other stock-based transactions. The Company does not recognize compensation when options are granted to employees and directors and the plans have no cash compensation features.

     As a result of following the CICA's Emerging Issues Committee (EIC) Abstract 98, Stock-Based Compensation Plans - Disclosures, the Company provided the majority of the disclosure required by Section 3870 in the Fiscal 2002 Annual Report. During the year ended March 28, 2003, there was no impact on the Company's financial position, results of operations and cash flows. The additional disclosure required by Section 3870 as a result of the Company not adopting the fair value method of accounting for employee stock-based compensation has been provided retroactively.

     The CICA issued Accounting Guideline 14, Disclosure of Guarantees (AcG-14). The new Guideline requires additional disclosure by a guarantor in its interim and annual financial statements about its obligations under certain guarantees. The new guideline harmonizes Canadian disclosure requirements with the corresponding U.S. GAAP requirements under Financial Accounting
     Standards Board (FASB) Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). The Company adopted this Guideline in the third quarter of Fiscal 2003. The provisions of the Guideline did not affect the Company's financial position, results of operations, or cash flows.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     (O) RECENT ACCOUNTING PRONOUNCEMENTS

     The CICA has issued CICA Handbook Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations" (Section 3475). The provisions of
     Section 3475 apply to disposal activities initiated by an enterprise's commitment to a plan on or after May 1, 2003, with earlier adoption encouraged. The new standard replaces requirements for the disposal of assets and discontinued operations that were contained in Section 3061, "Property, Plant and Equipment", and in the previous Section 3475, "Discontinued Operations, and harmonizes Canadian GAAP requirements with the corresponding U.S. GAAP requirements under FASB's Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). Application of the new Section 3475 is prospective and adoption of the new standard will impact the accounting for future disposals of long-lived assets and discontinued operations.

     The CICA has issued CICA Handbook Section 3063, "Impairment of Long-Lived Assets" (Section 3063). Section 3063 will be effective for fiscal years beginning on or after April 1, 2003, with earlier adoption encouraged. Application of Section 3063 is prospective. The new standard replaces requirements for the write-down of assets previously contained in Section 3061, "Property, Plant and Equipment", and harmonizes Canadian GAAP requirements with the corresponding U.S. GAAP requirements under SFAS 144. The adoption of Section 3063 is not expected to have a material impact on the Company's financial statements.

3.   ACCOUNTS RECEIVABLE

     Included in accounts receivable were allowances for doubtful accounts of $1.1 (2002 - $1.3).

4.   INVENTORIES

                                                    2003        2002
                                                   -----------------
     Raw materials                                 $  2.6     $  2.4
     Work-in-process                                 18.3       20.8
     Finished goods                                   3.1        9.8
                                                   -----------------
                                                   $ 24.0     $ 33.0
                                                   =================

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

5.   FIXED ASSETS

                                                        2003           2002
                                                      ----------------------
     Cost
         Land                                         $   3.9        $   3.4
         Buildings                                       13.8           12.2
         Leasehold improvements                           3.9            3.5
         Equipment                                      145.7          130.2
         Assets under capital leases                      7.2            8.2
                                                      ----------------------
                                                        174.5          157.5
                                                      ----------------------
     Less accumulated amortization:
         Buildings                                        6.5            3.0
         Leasehold improvements                           0.5            0.1
         Equipment                                      103.8           86.1
         Assets under capital leases                      5.3            4.8
                                                      ----------------------
                                                        116.1           94.0
                                                      ----------------------
                                                      $  58.4        $  63.5
                                                      ======================

     The comparative gross amounts of cost and accumulated amortization have each been adjusted by $57.9 to properly reflect the disposition of certain fixed assets. There was no impact to the previously reported net fixed assets.

6.   LONG-TERM RECEIVABLES

                                                            2003          2002
                                                         ----------------------

     Note receivable, non-interest bearing
       (see also Note 18)                                $   15.9      $   14.8
     Investment tax credits recoverable                      15.9          14.9
                                                         ----------------------
                                                         $   31.8      $   29.7
                                                         ======================


7.   LONG-TERM INVESTMENTS

                                                           2003          2002
                                                         ----------------------

     Investment in Mitel Networks Corporation, at cost   $    --       $   10.7
     Investment in DALSA Semiconductor Inc., at cost          --            3.4
                                                         ----------------------
                                                         $    --       $   14.1
                                                         ======================

     As at March 28, 2003, the Company had a nine percent ownership interest in Mitel Networks Corporation (Mitel), a privately held company. As a result of the Company's assessment of financial information received in the fourth quarter of Fiscal 2003 and of ongoing challenges in the enterprise communications market, the investment in Mitel was written-down to a nil value, as the Company believes that the carrying value will not be realized in the foreseeable future. A non-cash write-down of $11.5 was recorded in the fourth quarter of Fiscal 2003 (see also Note 16).

     The Company sold its investment in DALSA Semiconductor Inc. (DALSA) during the third quarter of Fiscal 2003 for cash proceeds of $4.2 and recorded a gain of $0.7 in Other Income (Expense) (see also Note 16).

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

8.   OTHER ASSETS

                                                              2003        2002
                                                              ----------------
     Patents, trademarks, and other intangible assets:
       Cost                                                   9.5          6.5
       Accumulated amortization                              (5.0)        (3.8)
                                                              ----------------
     Patents, trademarks, and other intangible assets - net   4.5          2.7
                                                              ================

     The amortization of patents, trademarks and other intangible assets amounted to $1.2 in Fiscal 2003 (2002 - $0.6; 2001 - $1.0). The future amortization of patents and trademarks as at March 28, 2003 was as follows:
     2004 - $1.2; 2005 - $1.3; 2006 - $0.9; 2007 - $0.8; and, 2008 - $0.3.


9.   PROVISIONS FOR EXIT ACTIVITIES

                                                              2003       2002
                                                             -----------------
     Restructuring provisions (per table below)              $ 2.9      $  7.9
     Provision for disposal of discontinued operations
         (see also Note 19)                                    0.1         5.8
     Provision for disposal of foundry businesses
         (see also Note 18)                                    1.2         6.1
                                                             -----------------
                                                             $ 4.2      $ 19.8
                                                             =================

     The remaining restructuring provision relates to idle and excess space as a result of exit activities implemented and completed in Fiscal 2002 and Fiscal 2001. The following table summarizes the continuity of restructuring provisions in connection with exit activities and special charges for the three years ended March 28, 2003:


                                                      Lease and                       Impairment of
                                      Workforce       contract          Total           long-term     Impairment
                                      reduction      settlement     restructuring        assets       of goodwill       Total
                                    -------------------------------------------------------------------------------------------
     Balance, March 31, 2000        $   --           $     --         $    --           $    --         $    --        $     --
     Operating expenses -
       Restructuring activities        10.6                --            10.6                --              --            10.6
     Special charges - Impairment
       charges                          --                 --              --              92.2            92.9           185.1
     Cash drawdowns                    (4.0)               --            (4.0)               --              --            (4.0)
     Non-cash drawdowns                 --                 --              --             (92.2)          (92.9)         (185.1)
                                    -------------------------------------------------------------------------------------------
     Balance, March 30, 2001            6.6                --             6.6                --              --             6.6
     Special charges -
       Restructuring activities
       and impairment charge           27.3               9.5            36.8               6.7              --            43.5
     Reversals                         (2.3)             (0.8)           (3.1)               --              --            (3.1)
     Cash drawdowns                   (28.7)             (2.6)          (31.3)               --              --           (31.3)
     Non-cash drawdowns                 --               (1.1)           (1.1)             (6.7)             --            (7.8)
                                    -------------------------------------------------------------------------------------------
     Balance, March 29, 2002            2.9               5.0             7.9                --              --             7.9
     Cash drawdowns                    (2.0)             (2.0)           (4.0)               --              --            (4.0)
     Non-cash drawdowns                 --               (1.0)           (1.0)               --              --            (1.0)
     Reversals                         (0.6)               --            (0.6)               --              --            (0.6)
     Charges                            --                0.6             0.6                --              --             0.6
                                    -------------------------------------------------------------------------------------------
     Balance, March 28, 2003        $   0.3          $    2.6         $   2.9           $    --         $    --        $    2.9
                                    ===========================================================================================

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

10.  GUARANTEES

     Performance guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity's failure to perform under an obligating agreement. The Company has an outstanding performance guarantee related to a managed services agreement (project agreement) undertaken by the Systems business, which was sold to companies controlled by Dr. Terence H. Matthews on February 16, 2001 and now operated as Mitel Networks Corporation. This performance guarantee remained with the Company following the sale of the Systems business to Dr. Matthews. The project agreement and the Company's performance guarantee extend until July 16, 2012. The terms of the project agreement continue to be fulfilled by Mitel. The maximum potential amount of future undiscounted payments the Company could be required to make under the guarantee, at March 28, 2003, was $31.4 (20.0 British Pounds), assuming the Company is unable to secure completion of the project. The Company is not aware of any factors as at March 28, 2003 that would prevent the project's completion under the terms of the agreement. In the event that Mitel is unable to fulfill the commitments of the project agreement, the Company believes that an alternate third-party contractor could be secured to complete the agreement requirements. At March 28, 2003, the carrying value of these guarantees was nil.

     The Company has entered periodically into agreements with customers and suppliers that include limited intellectual property indemnifications that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. The nature of the intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

     In connection with the sale of the Systems business described in Note 19, the Company provided to the purchaser certain income tax indemnities with an indefinite life and with no maximum liability for the taxation periods up to February 16, 2001, the closing date of the sale. As at March 28, 2003, the taxation years 2000 to February 16, 2001 are subject to audit by taxation authorities.

     As at March 28, 2003, the Company has guaranteed a custom bond amounting to $2.6 to a third party on behalf of a subsidiary.

11.  LONG-TERM DEBT

                                                               2003       2002
                                                              ----------------
     Capital  leases and other,  at rates varying
       from 6.44% to 10.41% with  payment  terms
       ranging from 1 to 5 years (2002 - 3.9% to
       11.87% with payment terms ranging from
       1 to 7 years)                                          $ 0.8      $ 2.8
     Less current portion                                       0.6        2.1
                                                              ----------------
                                                              $ 0.2      $ 0.7
                                                              ================

     As at March 28, 2003, future minimum lease payments of the obligations under capital leases were $0.8 of which $0.6 and $0.1 relate to fiscal years 2004 and 2005, respectively. For fiscal years 2006 through 2008, future minimum lease payments will be less than $0.1 per year. Interest costs of less than $0.1 are included in the total future lease payments.

     Total interest expense from continuing and discontinued operations related to long-term debt was $0.2 in Fiscal 2003 (2002 - $0.9; 2001 - $9.6).

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

12.  COMMITMENTS

     (A)  OPERATING LEASES

     The future minimum lease payments for operating leases to which the Company was committed as at March 28, 2003 amounted to $37.8 and were as follows:
     2004 - $7.0;  2005 - $6.5;  2006 - $5.7; 2007 - $3.4; 2008 - $3.4; 2009 and
     beyond - $11.8.

     Rental expense on operating leases for the year ended March 28, 2003 amounted to $7.4 (2002 - $5.8; 2001 - $2.8)

     (B) LETTERS OF CREDIT

     The Company had letters of credit outstanding as at March 28, 2003 of approximately $6.2 (2002 - $2.9). Cash and cash equivalents of $6.2 have been pledged as security against certain outstanding letters of credit, which expire within 12 months, and are presented as restricted cash.

     As a result of the non-cash write-down of the Mitel investment in the fourth quarter of Fiscal 2003, the Company did not meet a quarterly financial covenant under the Company's credit facility. A waiver was obtained from the bank in respect of the financial covenant.

     (C) SUPPLY AGREEMENTS

     The Company has wafer supply agreements with 3 independent foundries, which expire from 2005 to 2007. Under these agreements, the suppliers are obligated to provide certain quantities of wafers per year. None of the agreements have minimum unit volume purchase requirements.

13.  CONTINGENCIES

     The Company is a defendant in a number of lawsuits and party to a number of other claims or potential claims that have arisen in the normal course of its business. In the Company's opinion, any monetary liability or financial impact of such lawsuits and claims or potential claims to which the Company might be subject after final adjudication would not be material to the consolidated financial position of the Company or the consolidated results of its operations.

14.  CAPITAL STOCK

     (A) REDEEMABLE PREFERRED SHARES

     Dividends - Fixed cumulative cash dividends are payable quarterly at a rate of $1.28 (Cdn$2.00) per share per annum. During the year ended March 28, 2003, the Company declared a $1.28 (Cdn$2.00) per share dividend. The Company paid dividends of $1.5 during the year, and $0.5 after year-end.

     Redemption - The shares are currently redeemable, at the option of the Company, at $17.03 (Cdn$25.00) per share plus accrued dividends.

     Purchase Obligation - The Company is required to make reasonable efforts to purchase 22,400 shares in each calendar quarter at a price not exceeding $17.03 (Cdn$25.00) per share plus costs of purchase. During the year ended March 28, 2003, the Company purchased 112,000 preferred shares for cash consideration of $1.7 and cancelled 107,100, including 5,000 shares that were purchased in Fiscal 2002. As at March 28, 2003, there were 9,900 repurchased preferred shares remaining to be cancelled in Fiscal 2004.


     (B) COMMON SHARES

     On June 6, 2002, the Company announced its intention to continue its normal course issuer bid program for up to 6,358,203 common shares (5% of 127,164,078 common shares issued and outstanding at May 31, 2002)

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     between June 10, 2002 and June 9, 2003. All repurchased shares will be cancelled. In the year ended March 28, 2003, no shares were repurchased under this program.

     (C) NET LOSS PER COMMON SHARE

     The net loss per common share figures were calculated based on net loss after the deduction of preferred share dividends and using the weighted monthly average number of shares outstanding during the respective periods. Diluted earnings per share is computed in accordance with the treasury stock method and based on the average number of common shares and dilutive common share equivalents.

     The following potentially dilutive common share equivalents have been excluded from the computation of diluted loss per share because they were anti-dilutive due to the reported net loss for the periods presented:

                                       2003            2002            2001
                                     ----------------------------------------
     Stock options                   135,664        1,425,677       8,871,121

     Restricted shares                   --           637,638       1,634,947
                                     ----------------------------------------
                                     135,664        2,063,315      10,506,068
                                     ========================================


     The following stock options were excluded from the computation of diluted earnings per share because the options' exercise price exceeded the average market price of the common shares and, therefore, the effect would be antidilutive:

                                              2003         2002        2001
                                           ----------------------------------
     Number of outstanding options         8,288,782     4,396,145    134,701
     Average exercise price per share      $    9.81     $   11.31    $ 20.91


         The exercise price of stock options was based on prices in Canadian dollars translated at the year-end rate as at the end of each fiscal year.

     (D) DIVIDEND RESTRICTIONS ON COMMON SHARES

     The Company may not declare cash dividends on its common shares unless dividends on the preferred shares have been declared and paid, or set aside for payment. No common share dividend is currently being paid.

     (E) STOCK OPTION PLANS

     At the Company's 1991 Annual General Meeting, the shareholders approved resolutions authorizing stock options for key employees and non-employee directors (the plan). Certain amendments to the plan were approved by the shareholders at the 1993, 1995 and 1998 Annual and Special Meetings of shareholders allowing for 1,000,000, 2,000,000, and 10,200,000 additional shares, respectively, to be made available for grant. At a Special Meeting of the shareholders on December 7, 2001, the Company's shareholders approved an amendment to increase the maximum number of common shares in respect of which options may be granted under the plan to 20,227,033 common shares. As 5,037,033 common shares had been issued upon exercise of options up to May 9, 2001, this amendment increased the number of common shares issuable under outstanding options and options available for grant, each as of May 9, 2001, to 15,190,000 that represented 12% of the then outstanding common shares. The plan was also amended to provide that the maximum number of common shares in respect of which options may be granted under the plan to non-employee directors during any fiscal year of the Company would be 20,000 common shares per director.

     Available  for grant at March 28, 2003 were  3,714,122  (2002 -  3,810,910;
     2001 - 1,979,470) shares. All options granted prior to January 29, 1998 have ten-year terms and options granted thereafter have six-year terms. All options become fully exercisable at the end of four years of continuous employment.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     In connection with the sale by the Company of its Plymouth and Bromont foundry businesses in the fourth quarter of Fiscal 2002 (see also Note 18), all employees of the former foundry businesses who held options to purchase common shares of the Company which were vested as at the date of the sale were provided with a period up to 180 days after the anniversary date of the respective sales to exercise such options if they remained employed with the buyer until at least one year after the respective sale dates. In addition, of the remaining unvested options held by such employees as at the sale date, 50% were accelerated to vest on the first anniversary (provided that such employees remain employed by the buyer as of such date) and the remaining 50% were cancelled as of the respective sale dates. All such employees have a further 180-day period following such accelerated vesting to exercise such options and any options remaining unexercised as at August 19, 2003, in respect of the former Bromont employees, and as at September 23, 2003, in respect of the former Plymouth employees, expire on that date. As at March 28, 2003, the weighted average exercise prices of the outstanding options associated with the sale of the Plymouth and Bromont foundry businesses were $8.60 and $7.87, respectively.

     On February 21, 2001, the Company offered an option exchange program to option holders (with the exception of directors, officers and certain executives) who received stock option grants after November 1, 1999 at Cdn$14.31 and higher. Under the terms of the program, and with the consent of The Toronto Stock Exchange, 2,691,350 options were cancelled and an equal number of new options were granted at an exercise price of Cdn$14.06 per share. The new grants have a term of six years.

     In connection with the sale by the Company of its worldwide Systems business on February 16, 2001 and further to negotiations with the buyer to provide the buyer with assistance in retaining employees during the first year following the closing, all employees of the former Systems business who held options to purchase common shares of the Company which were vested as at February 16, 2001 were provided with a period until August 14, 2002 to exercise such options if they remained employed with the buyer until at least February 15, 2002. In addition, of the remaining unvested options held by such employees as at February 16, 2001, 50% were accelerated to vest on February 15, 2002 (provided that such employees remain employed by the buyer as of such date) and the remaining 50% were cancelled as of February 16, 2001. All such employees had a further 180-day period following such accelerated vesting to exercise such options and any options remaining unexercised as at August 14, 2002 expired on that date. On August 14, 2002, 1,136,778 unexercised stock options held by former employees of the discontinued Systems business expired in accordance with the terms of the sale agreement. The options were returned to the pool of options available for grant.

     On July 12, 1999, the Company offered an option exchange program to option holders (with the exception of directors, officers and certain executives) who received stock option grants in calendar 1998 at Cdn$17.78 and higher. Under the terms of the program, and with the consent of The Toronto Stock Exchange, 1,750,000 options were cancelled and 1,000,657 new options were granted at an exercise price of Cdn$9.92 per share. The reduction in number of options was directly proportional to the decrease in the exercise price. The new grants have a term of six years.

     A summary of the Company's stock option activity and related information for the three years ended March 28, 2003 is as follows:

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)


                                                        2003                           2002                           2001
                                       -----------------------     --------------------------         ----------------------
                                                      Weighted                       Weighted                       Weighted
                                                      Average                        Average                        Average
                                                      Exercise                       Exercise                       Exercise
                                         Options       Price           Options        Price            Options       Price
                                       ----------------------      -------------------------          ---------------------
  Outstanding options:
  Balance, beginning of year           10,914,962     $  8.84         9,464,693      $  8.18          9,017,262     $  7.83
  Granted                               2,674,088     $  3.38         3,600,462      $ 10.00          6,098,025     $ 11.20
  Exercised                              (183,193)    $  3.56          (945,324)     $  5.17         (1,141,097)    $  4.89
  Forfeited                            (2,577,300)    $  8.68        (1,153,908)     $  8.80           (841,897)    $ 10.12
  Cancelled                                    --     $  --             (50,961)     $ 10.77         (3,667,600)    $ 12.98
                                       ----------------------      -------------------------          ---------------------

  Balance, end of year                 10,828,557     $  8.32      10,914,962        $  8.84          9,464,693     $  8.18
                                       ======================      =========================          =====================
  Exercisable, end of year              4,214,012     $  9.40        4,417,633       $  8.20          2,542,251     $  7.50
                                       ======================      =========================          =====================

     The weighted average exercise price of stock options was based on prices in Canadian dollars translated at the year-end exchange rates as at the end of Fiscal 2003 and Fiscal 2002 and at the average exchange rate for changes in outstanding options during Fiscal 2003 and Fiscal 2002. The weighted average exercise price of stock options in Fiscal 2001 was translated using the translation of convenience method.

     A summary of options outstanding at March 28, 2003 is as follows:


                                       Total Outstanding                                 Total Exercisable
     ----------------------------------------------------------------------------------------------------------
                                                  Weighted         Weighted                           Weighted
                                                  Average          Average                            Average
                                                  Exercise         Remaining                          Exercise
       Exercise Price          Options             Price        Contractual Life       Options         Price
     ----------------------------------------------------------------------------------------------------------
       $2.32 - $3.47            2,491,513        $    3.43           6 years            69,536        $   3.41
       $3.52 - $5.23              920,888        $    5.10           3 years           616,543        $   5.12
       $5.34 - $7.94            1,119,443        $    7.00           3 years           719,631        $   6.70
       $8.05 - $9.52              710,164        $    9.15           4 years           200,520        $   9.07
           $9.58                2,099,144        $    9.58           4 years         1,080,453        $   9.58
       $9.63 - $11.28           1,691,786        $   10.97           5 years           493,306        $  10.97
      $11.37 - $14.41           1,691,113        $   12.69           3 years           971,773        $  12.77
      $17.77 - $25.45             104,506        $   22.78           3 years            62,250        $  22.40
                               ----------                                            ---------
                               10,828,557                                            4,214,012
                               ==========                                            =========

     The exercise price of stock options was based on prices in Canadian dollars translated at the year-end exchange rate.

     (F) PRO FORMA STOCK-BASED COMPENSATION

     Pro Forma financial information required by Section 3870 has been determined as if the Company had accounted for its employee stock options using the Black-Scholes fair value option-pricing model with the following weighted-average assumptions for fiscal years 2003, 2002, and 2001:

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)


                                                 2003        2002        2001
                                               --------------------------------
     Net loss, as reported                     $(65.2)     $(150.3)    $(200.8)
     Adjustments:
         Pro Forma stock compensation expense   (13.8)       (20.8)      (19.7)
                                               --------------------------------
     Pro forma net loss                        $(79.0)     $(171.1)    $(220.5)
                                               ================================
     Net loss per common share, as reported:
         Basic and diluted                     $ (0.53)    $  (1.21)   $  (1.67)
                                               ================================
     Pro forma net loss per common share:
         Basic and diluted                     $ (0.64)    $  (1.38    $  (1.84)
                                               ================================


                                                   2003        2002       2001
                                                 -----------------------------
     Risk-free interest rate                       3.98%      5.19%      5.08%
     Dividend yield                                 Nil        Nil        Nil
     Volatility factor of the expected market
       price of the Company's common stock         67.0%      50.1%      58.3%
     Weighted-average expected life of the
        options                                 3.3 years  4.0 years  6.0 years

     For purposes of Pro Forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

     The weighted average fair values of stock options, calculated using the Black-Scholes option pricing model, granted during the three years ended March 28, 2003, 2002 and 2001 were $1.58, $3.02 and $5.71 per option, respectively. The weighted average fair value of stock options was based on prices in Canadian dollars translated at the year-end exchange rate as at the end of each fiscal year.

15.  INVESTMENT TAX CREDITS AND GOVERNMENT ASSISTANCE

     During the year, the Company recognized Canadian ITCs and other funding of $nil (2001 - $nil; 2001 - $3.5) related to eligible R&D expenditures from continuing operations. Included in discontinued operations were Canadian ITCs of $nil in Fiscal 2003 (2002 - $nil; 2001 - $5.3).

16.  OTHER INCOME (EXPENSE) - NET


                                                                  2003         2002          2001
                                                                ----------------------------------
     Interest income                                            $  4.1        $  5.4        $  8.6
     Foreign exchange gain (loss)                                 (7.2)          0.7           0.5
     Pension plan settlement (see also Note 24)                   (6.6)          --            --
     Gain on sale of long-term investment (see also Note 7)        0.7           --            --
     Impairment of long-term investments (see also Note 7)       (11.5)         (3.5)          --
     Equity loss in Optenia, Inc.                                  --           (2.2)         (0.6)
     Lease settlement with tenant                                  3.7           --            --
     Other                                                         0.1           --            --
                                                                ----------------------------------
     Other income (expense) - net                               $(16.7)       $  0.4        $  8.5
                                                                ==================================

     During the fourth quarter of Fiscal 2003, the Company negotiated the settlement of a long-term lease contract with a tenant at the Company's Sweden plant. The Company recorded a recovery of $3.7 in the fourth quarter of Fiscal 2003 in connection with the cash proceeds from the lease settlement.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

17.      INCOME TAXES

         The components of loss, before provision of income taxes consists of the following:


                                                                 2003          2002          2001
                                                               ------------------------------------
     Loss from continuing operations before income taxes:
     Canadian                                                  $  (27.0)    $   (55.1)     $ (131.0)
     Foreign                                                      (37.9)        (98.1)        (77.1)
                                                              ------------ ------------- -------------
                                                               $  (64.9)    $  (153.2)     $ (208.1)
                                                              ============ ============= =============

     The provision (recovery) for income taxes consists of the following:


     Current:
         Canadian                                              $    0.3     $    0.6       $    8.1
         Foreign                                                    --           --             2.0
                                                               ------------------------------------
                                                                    0.3          0.6           10.1
                                                               ------------------------------------
     Future:
         Canadian                                                   2.6         (2.9)          (1.3)
         Foreign                                                   (0.2)        (0.6)          (7.6)
                                                               ------------------------------------
                                                                    2.4         (3.5)          (8.9)
                                                               ------------------------------------
                                                               $    2.7     $   (2.9)     $     1.2
                                                               ====================================

         A reconciliation between the statutory Canadian income tax rate and the actual effective rate is as follows:


                                                                  2003          2002          2001
                                                               ------------------------------------
     Expected Canadian statutory income tax rate                  35%          35%           38%
                                                               ------------------------------------
     Recovery at Canadian statutory income tax rate            $   (22.6)   $   (54.3)     $  (79.1)
     Foreign tax rate differences                                    1.9          -             2.8
     Tax effect of losses not recognized                            33.1         28.5          29.3

     Tax effect of temporary differences not recognized             (3.6)        11.9           -
     Tax effect of amortization of acquired intangibles              -            8.6          58.1
     Tax effect of realizing benefit of prior
       years' loss carryforwards and timing differences             (6.7)        (2.1)         (9.0)
     Corporate minimum taxes                                         0.3          1.0           1.4
     Other                                                           0.3          3.5          (2.3)
                                                               ------------------------------------
     Income tax expense (recovery)                             $     2.7    $    (2.9)     $    1.2
                                                               ====================================

     Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of future income tax assets and liabilities were as follows:

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)


                                                          2003         2002
                                                        ---------------------
     Future tax assets:
      Provisions                                        $   1.0       $  2.0
      Income tax loss carryforwards                        17.0         15.3
      Other - net                                           --           1.8
                                                        ---------------------
     Future tax assets                                     18.0         19.1
                                                        ---------------------
     Future tax liabilities:
      Book and tax differences on fixed assets             18.3         19.0
      Investment tax credits                                5.4          3.8
      Other - net                                           0.7          0.6
                                                        ---------------------
     Future tax liabilities                                24.4         23.4
                                                        ---------------------
     Net future tax liabilities                         $   6.4       $  4.3
                                                        ====================

     Unremitted earnings of subsidiaries subject to withholding taxes will be indefinitely reinvested with no provision necessary for potential withholding taxes on repatriation of subsidiary earnings. The current year loss before income taxes attributable to all foreign operations, including discontinued operations, was $37.9 (2002 - loss of $101.0; 2001 - loss of $65.3).

     As at March 28, 2003, the Company had income tax loss carryforwards in Sweden and the United Kingdom of approximately $198.9 that may be carried forward indefinitely to reduce future years' income for tax purposes. Approximately $57.5 of these losses has been recognized as a tax benefit for accounting purposes to the extent that the Company has deferred tax liabilities in these jurisdictions. The Company has $80.7 of federal income tax loss carryforwards related to operations in the United States that expire between 2012 and 2023. The Company also has $37.4 of U.S. state net operating loss carryforward balances available that expire between 2004 and 2008. The Company has not recorded the tax benefit on the U.S. loss carryforward balances.

     As at March 28, 2003, the Company had $45.5 of Canadian investment tax credits available to offset federal income taxes payable. The Company has recognized a $10.4 accounting benefit on these investment tax credits. The investment tax credits expire between 2008 and 2012.

18.  SALE OF FOUNDRY BUSINESSES

     In the fourth quarter of Fiscal 2003, the Company recorded reversals of $2.0 related to the release of certain provisions accrued at the time of the Bromont and Plymouth foundry sales in Fiscal 2002. The excess provision was reversed as a result of a reduction in the remaining costs to separate the businesses and to settle estimated claims.

     Plymouth Foundry

     On March 28, 2002, Zarlink sold its wafer fabrication facility in Plymouth, UK, as well as certain intellectual property and related foundry businesses to companies controlled by X-FAB Semiconductor Foundries AG (X-FAB) of Erfurt, Germany for $30.0, represented by $12.0 cash on closing and a note of $18.0 repayable over three years. The Plymouth foundry facility comprised two CMOS (Complementary Metal Oxide Semiconductor) wafer fabrication lines for producing digital and mixed-signal communications and medical semiconductors.

     At the time of the sale, the note receivable was discounted at 8% to a carrying value of $14.8 and a gain on sale of $0.4 was recorded. The first payment of $10.0 against the note receivable is expected to be received in June 2004 with the final payment of $8.0 due in March 2005.

     As part of the sale, the two companies signed a five-year agreement to ensure continuity of supply for Zarlink products manufactured at Plymouth.

     Bromont Foundry

     On February 22, 2002, Zarlink sold its foundry facility in Bromont, Quebec, and related business to DALSA for $16.9. Under the agreement, Zarlink received from DALSA $13.0 in cash and retained a 19.9% investment in the

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     Bromont foundry. DALSA also assumed certain employee-related payables of approximately $0.5. The Bromont facility is an operation featuring
     Complementary Metal Oxide Semiconductor (CMOS) process technology for digital and mixed-signal (analog/digital) communications products.

     The Company recorded a loss on sale of the Bromont foundry business of $10.4, before income tax recoveries of $3.0. During the third quarter of Fiscal 2003, Zarlink sold its investment in DALSA for cash proceeds of $4.2 and recorded a gain of $0.7 in Other Income (Expense).

     The two companies also signed a three-year agreement to ensure continuity of supply for Zarlink products manufactured at Bromont.

19.  DISCONTINUED OPERATIONS

     On November 3, 2000, the Company adopted formal plans to pursue divestiture opportunities related to the distinct operations of the Systems business. Accordingly, the operations related to this business were accounted for as discontinued operations with November 3, 2000 being the effective measurement date.

     On February 16, 2001, the Company sold its worldwide Systems business, including the name "Mitel", to a company controlled by Dr. Terence H. Matthews. As part of the transaction, Zarlink transferred most of its Ottawa, Canada real estate to Dr. Matthews. The Company received $191.5 in cash proceeds, after adjustments, in exchange for selling a 90% ownership interest in the Company's communications systems business and most of its real property in Ottawa, Canada.

     The results of the Systems business operations were as follows:

                                                                     2001
                                                                   -------
     Sales for the period ended February 16, 2001                  $ 326.2
                                                                   =======
     Results of operations to the measurement date
        of November 3, 2000:
     Loss before income taxes                                      $  (8.7)
     Income tax recovery                                               2.9
                                                                   -------
     Loss from discontinued operations to the measurement
       date of November 3, 2000                                    $  (5.8)
                                                                   =======

     The Company recorded a gain of $14.3, net of transaction costs and other provisions to separate the Systems business totaling $20.6, as well as post-measurement date operating losses of $31.7 and income taxes of $6.7.

     During the fourth quarter of Fiscal 2003, the Company recorded the reversal of $2.4 of excess provisions related to these discontinued operations based upon remaining costs to settle claims.

20.  ACQUISITIONS

     On July 28, 2000, the Company acquired Vertex Networks (Vertex), a privately held, California-based, fabless semiconductor company providing silicon solutions for the enterprise switching and wide area Network Communications markets. Zarlink acquired Vertex in a share transaction for approximately 11 million newly issued common shares valued at $190.4. Approximately 1.1 million shares or 10% of the issued shares were placed in escrow for a two-year period to indemnify the Company for representations made by Vertex. In addition, approximately 535,000 issued shares are subject to certain restrictions over a two-year period.

     In the year ended March 30, 2001, the Company recorded an asset impairment charge to reduce the carrying value of goodwill by $92.9 to $5.0. (See also
     Note 9). In the year ended March 29, 2002, the Company recorded an additional asset impairment charge of $12.5, included in amortization of acquired intangibles, to reduce the carrying value of the acquired intangible assets to nil.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

21.  RELATED PARTY TRANSACTIONS

     There were no related party transactions in Fiscal 2003. During Fiscal 2002, the Company sold to and purchased from significantly influenced enterprises products and services valued at approximately $1.3 (2001 - $nil) and $0.7 (2001 - $0.7) respectively. These transactions for products and services were under usual trade terms and trade prices in Fiscal 2002 and Fiscal 2001.

     As at March 28, 2003, the Company had no investments in significantly influenced enterprises. Included in accounts receivable as at March 28, 2003 were amounts due from significantly influenced enterprises of $nil (March 29, 2002 - $0.2).

22.  INFORMATION ON BUSINESS SEGMENTS

     Business Segments

     The Company's operations are comprised of three reportable business segments - Network Communications, Consumer Communications, and Ultra Low-Power Communications. Reportable segments are business units that offer different products and services, employ different production processes and methods of distribution, sell to different customers, and are managed separately because of these differences.

     Prior to the fourth quarter of Fiscal 2003, the Company previously reported its business segments as Communications and Medical. The change in segments resulted from the evolution of the company's business model and direction toward a designer and marketer of broad-based communications semiconductor solutions. Network Communications was previously known as Network Access and was part of the Communications segment. Consumer Communications was previously known as User Access and was also part of the Communications segment. The Ultra Low-Power Communications segment, previously known as Medical, reflects the expanded opportunities arising in healthcare and communications from the group's Ultra Low-Power expertise.

     The Company targets the communications industry with products that specialize in broadband connectivity solutions over wired, wireless and optical media, as well as through Ultra Low-Power communications solutions. The Network Communications business segment offers products that provide connectivity to the enterprise and metro segments such as feeder, aggregation and transmission applications, and products that address the multi-protocol physical and network layers. The Consumer Communications business segment offers products that allow users to connect to the network. These products include wireless (for example, cellular chipsets) and infotainment applications (for example, set-top boxes and digital TV). The Ultra Low-Power Communications business provides ASIC solutions for applications such as pacemakers, hearing aids and portable instruments.

     The Chief Executive Officer (CEO) is the chief operating decision maker in assessing the performance of the segments and the allocation of resources to the segments. The CEO evaluates the financial performance of each business segment and allocates resources based on operating income. The Company does not allocate stock compensation expense, special charges or gains, interest income or interest expense or income taxes to its reportable segments. In addition, total assets are not allocated to each segment as they are primarily tracked by legal entity only; however, depreciation of fixed assets is allocated to the segments based on the estimated asset usage. The accounting policies of the reportable segments are the same as those described in Note 2.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)


                                                Network              Consumer         Ultra Low-Power   Unallocated
Year Ended March 28, 2003                   Communications        Communications      Communications     Costs            Total
                                            -------------------------------------------------------------------------------------
Total external sales revenue                  $    115.8          $     49.1           $   28.9          $      --     $   193.8
Amortization of buildings and equipment             11.1                 5.3                0.5                 --          16.9
Recovery on sale of foundry business                 --                  --                 --                 (2.5)        (2.5)
Segment's operating income (loss) from
   continuing  operations                          (21.9)              (23.3)              (4.5)                2.5        (47.2)

                                                Network              Consumer         Ultra Low-Power   Unallocated
Year Ended March 28, 2002                   Communications        Communications      Communications     Costs            Total
                                            -------------------------------------------------------------------------------------
Total external sales revenue                  $    113.0          $     72.0           $   34.4          $      --         219.4
Amortization of buildings and equipment             17.2                11.0                0.3                 --          28.5
Amortization of acquired intangibles                24.5                 --                 --                  --          24.5
Loss on sale of foundry business - net               --                  --                 --                 10.0         10.0
Special charges                                      --                  --                 --                 40.4         40.4
Segment's operating income (loss) from
   continuing operations                           (97.1)              (13.8)               8.6               (50.4)      (152.7)

                                                Network              Consumer         Ultra Low-Power   Unallocated
Year Ended March 28, 2001                   Communications        Communications      Communications     Costs            Total
                                            -------------------------------------------------------------------------------------
Total external sales revenue                  $    247.0          $    149.1           $   30.8          $      --         426.9
Amortization of buildings and equipment             38.1                23.0                0.6                 --          61.7
Amortization of acquired intangibles                59.9                 --                 --                  --          59.9
Special charges                                      --                  --                 --                185.1        185.1
Segment's operating income (loss) from
   continuing operations                           (24.2)               10.2                0.9              (185.1)      (198.2)

     Geographic Segments

     Revenues from continuing operations from external customers are attributed to countries based on location of the selling organization.

     Geographic information is as follows:


                                   2003                           2002                                   2001
                         -------------------------     ------------------------      -------------------------------------
                                                                                                                 Acquired
                                          Fixed                        Fixed                          Fixed     Intangible
                           Revenue       Assets           Revenue      Assets           Revenue      Assets       Assets
                         -------------------------     ------------------------      ------------------------------------
     Canada              $  44.4        $ 11.3           $  42.6      $  14.3           $  74.6     $  40.8       $ 24.1
     United Kingdom         79.6          32.9              82.6         36.2             147.5        73.8          -
     United States          43.0           1.7              62.0          3.0             164.0         3.5          -
     Sweden                 19.9          12.1              22.7          9.9              24.0        12.1          -
     Other foreign
       countries             6.9           0.4               9.5          0.1              16.8         0.9          -
                         ---------------------           --------------------           --------------------------------
     Total               $ 193.8        $ 58.4           $ 219.4      $  63.5           $ 426.9     $ 131.1       $ 24.1
                         =====================           ====================           ================================

     Major Customers

     For the year ended March 28, 2003, the Company had revenues from one external customer, a major distributor, which exceeded 10 percent of total net revenues (2002 - one; 2001 - one). Sales to this distributor in Fiscal

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     2003 were $39.0  (2002 - $26.7;  2001 - $61.3) and  related to the  Network
     Communications and Consumer Communications segments.

23.  PENSION PLANS

     As at March 28, 2003, the Company maintained several defined contribution and two defined benefit pension plans for its employees. The U.K. defined benefit pension plan was settled in the fourth quarter of Fiscal 2003.

     The components of the pension expense were as follows:


                                                                          2003            2002           2001
                                                                       -----------------------------------------
     Continuing operations:
       Defined contribution plans                                      $    2.9        $    1.3         $    1.3
       Defined benefit plans (see table below)                              2.2             2.9              2.1
                                                                       -----------------------------------------
       Pension expense from continuing operations                           5.1             4.2              3.4
                                                                       -----------------------------------------
     Discontinued operations:
       Defined contribution plans                                           -               -                2.8
       Defined benefit plans (see table below)                              -               -                2.8
                                                                       -----------------------------------------
       Pension expense from discontinued operations                         -               -                5.6
                                                                       -----------------------------------------
     Pension expense                                                   $    5.1        $    4.2         $    9.0
                                                                       =========================================


                                                                          2003            2002           2001
                                                                       -----------------------------------------
     Defined benefit pension expense:
     Employer service cost                                             $    1.4        $    1.9         $    4.9
     Interest cost on projected plan benefits                               1.4             1.2              4.5
     Expected return on plan assets                                        (0.7)           (0.6)            (4.5)
     Net amortization and deferral                                          0.1             0.4              -
                                                                       -----------------------------------------
     Net periodic pension expense                                           2.2             2.9              4.9
     Less:  discontinued operations                                         -               -               (2.8)
                                                                       -----------------------------------------
     Defined benefit pension expense from continuing operations        $    2.2        $    2.9         $    2.1
                                                                       =========================================

     (A) DEFINED CONTRIBUTION PENSION PLANS

     The Company has defined contribution employee savings plans in Canada, the United Kingdom, and the United States. The Company matches the contributions of participating employees on the basis of percentages specified in each plan.

     (B) DEFINED BENEFIT PENSION PLANS

     In Fiscal 2002, there was one contributory defined benefit pension plan (the Plan) that covered substantially all employees of Zarlink Semiconductor Limited (ZSL), a wholly owned subsidiary of the Company. On November 30, 2001, ZSL suspended contributions to the Plan and ceased members' pension accruals. The Plan was replaced with a defined contribution pension plan.

     On January 31, 2003 and under a "wind-up" agreement, ZSL paid $8.0 in cash consideration of the pension obligation settlement to Legal and General Assurance Society Limited (L&G), a large, AAA-rated insurance company in the United Kingdom. On the same date, ZSL transferred $15.7, representing all of the pension plan assets, to L&G. Pursuant to the terms of the wind-up agreement, the insurance company assumed the ongoing obligations to administer and make payments against the Plan. L&G purchased non-participating annuity contracts to cover the vested benefits. The Company expects to make a final payment of approximately $2.3 in Fiscal 2004 after the final adjustments are calculated. This amount was included in other accrued liabilities as at March 28, 2003.

     In prior years, the Company's policy was to fund defined benefit pension plans in accordance with independent actuarial valuations and as permitted by pension regulatory authorities. This Plan provided pension benefits based on length of service and final pensionable earnings. Employee contributions were based on pensionable

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     earnings. The Fiscal 2002 actuarial report in connection with this defined benefit plan, prepared as of March 29, 2002, was based on short-term rates given the Company's intention to terminate the plan in Fiscal 2003.

     In prior years and for purposes of an actuarial valuation, pension fund assets were valued using the discounted income method. Under this approach, the value of the assets is obtained by estimating the receipts which will arise in the future from the plan's investments and then discounting the amounts to the valuation date, at the valuation rate of return on assets.

     As at March 28, 2003, the actuarial present value of ZSL accrued pension benefits was $nil (2002 - $17.8).

     The second defined benefit plan covers all employees over the age of twenty-eight in Sweden and provides pension benefits based on length of service and final pensionable earnings. During Fiscal 2003, the Company began to partially fund this pension plan. The associated pension liability is calculated each year by the Pension Registration Institute. With respect to the pension liability of $10.6 (2002 - $8.6), the Company has provided, as collateral, a limited surety bond in the amount of $6.7 and letters of credit of $4.5. This pension liability was actuarially determined based on the present value of the accrued future pension benefits and in accordance with applicable laws and regulations in Sweden.

     The third defined benefit plan covers all employees in Germany with over ten years of active service and provides benefits based on length of service and final pensionable earnings. There are no segregated pension fund assets under the plan. The pension liability is actuarially determined each year and is insured in its entirety by the Swiss Life Insurance Company. The pension liability of $3.7 (2002 - $3.4) was actuarially determined based on the present value of the accrued future pension benefits and in accordance with applicable laws and regulations in Germany.

     The following table shows the plans' funded status reconciled with amounts reported in the consolidated balance sheets, and the assumptions used in determining the actuarial present value of the benefit obligations:

                                                             2003       2002
                                                           --------------------
     Change in accrued pension benefits:
     Benefit obligation at beginning of year               $  29.2     $  21.3
     Service cost                                              1.4         1.8
     Interest cost                                             1.4         1.1
     Actuarial loss                                            5.1         5.4
     Plan settlement                                         (25.8)        --
     Benefits paid                                            (0.9)       (0.6)
     Foreign exchange                                          5.3        (0.2)
                                                           --------------------
     Benefit obligation at end of year                        15.7        29.2
                                                           --------------------
     Change in plan assets:
     Fair value of plan assets at beginning of year           11.9         8.7
     Actual return on plan assets                              1.7        (0.3)
     Employer contributions                                    1.4         3.1
     Employee contributions                                    --          0.8
     Plan settlement                                         (15.7)        --
     Benefits paid                                            (0.5)       (0.6)
     Foreign exchange                                          2.6        (0.2)
                                                           --------------------
     Fair value of plan assets at end of year                  1.4        11.9
                                                           --------------------
     Unfunded status                                         (14.3)      (17.3)
     Unrecognized net actuarial loss                            --         2.4
                                                           --------------------
     Net pension benefit liability                         $ (14.3)    $ (14.9)
                                                           ====================

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     The assumptions used to develop the actuarial present value of the accrued pension benefits (obligations) were as follows:

     Assumptions:                          2003         2002           2001
                                         -----------------------------------
     Discount rate                       3.5%-6.0%        5%             6%
     Compensation increase rate          3%             Nil            3-4.5%
     Investment return assumption        5%               5%             9%

24.  FINANCIAL INSTRUMENTS

     (A) FAIR VALUE

     The Company's financial instruments include cash and cash equivalents, short-term investments, restricted cash, accounts receivable, long-term receivables, accounts payable, long-term debt and foreign exchange forward and option contracts. Due to the short-term maturity of cash and cash equivalents, short-term investments, restricted cash and accounts payable, the carrying values of these instruments are reasonable estimates of their fair value. The note receivable was discounted at market rates so that the carrying value approximates the fair value of the note. The fair value of long-term debt was determined by discounting future payments of interest and principal at estimated interest rates that would be available to the Company at year-end. The fair value of the foreign exchange forward and option contracts reflects the estimated amount that the Company would have been required to pay if forced to settle all outstanding contracts at year-end. This fair value represents a point-in-time estimate that may not be relevant in predicting the Company's future earnings or cash flows. The fair value of financial instruments approximates their carrying value.

     (B) DERIVATIVE FINANCIAL INSTRUMENTS

     The Company operates globally, and therefore is subject to the risk that earnings and cash flows may be adversely impacted by fluctuations in foreign exchange. The Company uses forward and option contracts to manage foreign exchange risk. Forward and option contracts are designated for firmly committed or forecasted sales and purchases that are expected to occur in less than one year.

     The notional amounts for forward contracts represent the U.S. dollar equivalent of an amount exchanged. Most of the forward contracts mature within six months with the longest maturity extending to September 25, 2003. At March 28, 2003, unrealized gains were $nil (2002 - $0.1) and unrealized losses were $0.1 (2002 - $0.5). The following table presents the net notional amounts of the forward contracts in U.S. dollars:

             Buy (Sell): (U.S. dollars)              2003        2002
                                                    -------------------
             Forward contracts:
             British pounds                         $ 15.7      $ (14.2)
             Canadian dollars                          7.4         33.0
             Swedish krona                             -            0.7
             Euro                                      -            0.3
                                                    -------------------
             Total                                  $ 23.1      $  19.8
                                                    ===================

     (C) CREDIT RISK

     The Company's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, short-term investments, restricted cash, accounts receivable and derivative contracts. Cash and cash equivalents, short-term investments and restricted cash are invested in government and commercial paper with investment grade credit rating.

     The Company is exposed to normal credit risk from customers. However, the Company's orientation is global with a large number of diverse customers to minimize concentrations of credit risk (see also Note 22).

     The Company's note receivable is subject to credit risk in the event of non-payment by X-FAB (see also Note 18).

     Zarlink is exposed to credit risk on its foreign exchange contracts in the event of non-performance by its counterparties. The Company does not anticipate non-performance by any of the counterparties, as it deals with counterparties that are major financial institutions. The Company anticipates the counterparties will satisfy their obligations under the contracts.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

     (D) INTEREST RATE RISK

     The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and current liabilities.

     (E) UNUSED BANK LINES OF CREDIT

     The Company has a line of credit for $17.0 (Cdn$25.0), of which up to $7.5 (Cdn$11.0) is available for letters of credit. At March 28, 2003, $6.2 (2002 - $2.9) in letters of credit were outstanding against this credit facility, thus the Company had unused and available demand bank lines of credit of approximately $10.8 (2002 - $12.8) at a rate of interest based on the prime lending rate plus 0.50%. As at March 28, 2003, cash and cash equivalents of $6.2 were hypothecated under the Company's revolving global credit facility to cover certain outstanding letters of credit and have been reflected on the balance sheet as restricted cash.

25.  SUPPLEMENTARY CASH FLOW INFORMATION

                                                     2003      2002       2001
                                                    ----------------------------
     Cash interest paid (included in cash
       flow from operations)                        $ 0.2      $ 0.5     $  9.6
                                                    ===========================
      Cash taxes paid (included in cash flow
        from operations)                            $ 1.7      $ 2.3     $ 15.0
                                                    ===========================

     The following table summarizes the Company's other non-cash changes in operating activities:


                                                                      2003         2002       2001
                                                                    -------------------------------
     Impairment of long-term investment                             $  11.5      $   3.5    $   --
     Income on disposal of discontinued operations                     (2.4)        --        (47.4)
     Gain on sale of long-term investment                              (0.7)        --          --
     Loss (recovery) on sale of business                               (2.5)       10.0         --
     Loss on sale of fixed assets                                       --          0.5         1.7
     Equity loss in investment                                          --          2.2         0.6
     Non-cash foreign exchange loss on short-term investments           5.1         --          --
     Pension settlement charge and change in pension liability          6.8         4.1         1.7
     Inventory write-down                                               --         28.4         --
     Special charges, non-cash                                          --          7.8       185.1
     Investment tax credits                                             --         (0.1)       (5.5)
                                                                    -------------------------------
     Other non-cash changes in operating activities                 $  17.8      $ 56.4     $ 136.2
                                                                    ===============================

     The following table summarizes the Company's cash flows from (used in) investing activities from acquisitions:

                                               2003         2002          2001
                                            ----------------------------------
     Cash acquired                          $    --      $    --       $  (7.0)
     Net assets acquired other than cash         --           --        (183.4)
                                            ----------------------------------
     Total purchase price                        --           --        (190.4)
     Less:  cash acquired                        --           --           7.0
     Less:  non-cash consideration paid          --           --         190.4
     Less:  cash paid for other investments      --           --          (0.5)
                                            ----------------------------------
     Acquisitions, net of cash acquired     $    --      $    --       $   6.5
                                            ==================================

26.  SUBSEQUENT EVENT

     Since the third quarter of Fiscal 2002, the Company has presented its financial statements in U.S. dollars. However, the Company has historically measured the parent company's financial statements in Canadian dollars and its subsidiaries' financial statements in their respective local currencies. Effective March 29, 2003, the beginning of Fiscal 2004, as a result of the Company's increased economic activities denominated in U.S. dollars, the U.S. dollar has become the functional currency across the Company's operations.

        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

27.  COMPARATIVE FIGURES

     Certain of the Fiscal 2001 and Fiscal 2002 comparative figures have been reclassified so as to conform to the presentation adopted in Fiscal 2003.

            (in millions of U.S. dollars, except per share amounts)

                           Zarlink Semiconductor Inc.

Selected Financial Data

     The following table is derived from the consolidated financial statements included elsewhere herein, which have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP).


                                                           --------------------------------------------------------------
Canadian GAAP                                                2003         2002          2001         2000         1999
                                                           --------------------------------------------------------------
Income Statement Data:
 Revenue                                                   $  193.8    $  219.4       $  426.9     $  381.8     $  353.2
 Gross margin percentage                                       46%         27%            50%          47%          43%
 Gross research and development expense                    $   88.8    $   82.4       $   89.4     $   62.3     $   65.4
 Net income (loss) from continuing operations                 (67.6)     (150.3)        (209.3)        23.7         20.2
 Net income (loss)                                            (65.2)     (150.3)        (200.8)        35.3         16.6
 Net income (loss) per common share from   continuing
operations
   Basic                                                       (0.55)      (1.21)         (1.74)        0.19         0.16
   Diluted                                                     (0.55)      (1.21)         (1.74)        0.19         0.16
 Net income (loss) per common share
   Basic                                                       (0.53)      (1.21)         (1.67)        0.29         0.13
   Diluted                                                     (0.53)      (1.21)         (1.67)        0.28         0.13
 Weighted average common shares outstanding                   127.1       125.6          121.1        114.7        114.0
Balance Sheet Data:
 Working capital                                           $  119.0    $  161.2       $  233.3     $  247.1     $  213.5
 Total assets                                                 270.8       345.0          529.1        776.1        823.5
 Current portion of long-term debt                              0.6         2.1            5.8         36.7         23.8
 Long-term debt                                                 0.2         0.7            4.8        137.7        175.1
 Pension liability                                             14.3        14.9           10.9         11.1          8.4
 Shareholders' equity                                         191.8       247.3          397.4        402.3        409.9
   (including redeemable preferred shares)